Cash Accumulation Trust
For the annual period ended 9/30/07
File number 811-04060

SUB-ITEM 77D
Policies With Respect to Security Investment

CASH ACCUMULATION TRUST
Liquid Assets Fund

Supplement Dated May 31, 2007
Prospectus Dated November 29, 2006
___________________________________________________

The section of the Prospectus entitled "How to Buy and Sell Shares of the Fund-How to Buy Shares-Opening an Account," is hereby revised by deleting the existing discussion and substituting the following new discussion:

Opening an Account
Shares of the Fund are only available to investment advisory clients of Wachovia Securities LLC (Wachovia Securities) who satisfy eligibility criteria determined by Wachovia Securities. You should contact a Wachovia Securities Financial Advisor for more information about specific eligibility requirements. We have the right to reject any purchase order or suspend or modify the sale of Fund shares.

With certain limited exceptions, shares of the Fund are only available to be sold in the United States, U.S. Virgin Islands, Puerto Rico and Guam.







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